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                                                                    EXHIBIT 99.1

The following comments, including any statements predicated upon or preceded by the words "potential," "believe," "expect," and "should," are considered "forward-looking statements" within the meaning of Federal and state securities laws. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those expected, including, but not limited to, those described under "Item 1. Description of Business-Risk Factors," contained in the Company's Annual Report on form 10-K for the fiscal year ended September 30, 2000, which are incorporated herein by this reference.

Last month we released our year-end numbers for fiscal year 2000. We beat our projections by better than 15% and made nearly $14 million in EBITDA. While I think we can possibly double that this fiscal year, our President, Clifton Lind, and our staff believe my thoughts are overly optimistic. It is their feeling that a 30 to 40% growth rate is more reasonable. And, they are probably right. But as I look at our business model and the developing marketplace, I see some extremely exciting opportunities for Multimedia Games (MGAM).

Internet gaming, for example, is one such avenue for us to explore which could provide us with new ways to prosper. I would like to talk about the Internet a little bit today. But first, for the benefit of those unfamiliar with the Company, let me talk about our core business.

Multimedia Games is a technology supplier to the gaming industry. In short, we run Betnet, a multi-channel, interactive communications network that links gambling halls. We develop and acquire interactive games to run on that network, and manufacture player stations that allow people at gambling operations to play those games. Equally important, we write personal computer software that allows people to see the games being played from anywhere in the world via the information highway - in our case, Betnet. We receive recurring revenue for the games delivered over Betnet.

Our first quarter for FY 2001 just ended on December 31st. Typically, given the seasonality of our business, the first quarter is our weakest. In the first quarter of last year, we made 5 cents a share, and in the second quarter , we made about 8 cents per share. I think we will see some improvement in financial performance in the first and second quarters of this year if we can stay on schedule in filling the backlog of orders for our new MegaNanza(TM) bingo game. But it is in the third and fourth quarters that I believe we will start to see some dramatic improvements over last year.

Our customers are mostly Native American Owned gaming facilities. Next to the gaming player, they are the most valuable of all gaming customers for two reasons: First, they are regulated by small, dedicated, and efficient governments; and second, they are culturally inclined to adapt to rapid change more easily than people from other societies.

At Multimedia, we have almost 100 Native American tribal customers. With the Indian Gaming Regulatory Act (IGRA) of 1988, Indian gaming was formally recognized by the U.S. Congress as a vehicle for achieving economic development and self-determination on reservations.

Federal law divides Indian gaming into three distinct classes. Class I games are social games played solely for prizes of minimal value, or involve traditional tribal ceremonies. Class II gaming activities consist of bingo played for monetary prizes, pull-tabs, lotto, and instant bingo, as well as similar non-banked card games. In order to engage in Class III gaming, tribes are required to negotiate agreements with their respective states. Class III gaming activities include all forms of games that are not Class I or II, such as slot machines and other house-banked casino games. Whereas Class II games are regulated by the Tribes without state interference, Class III games require state approval and regulation. In both cases, a federal commission, the National Indian Gaming Commission, oversees the tribal operations and their regulatory process. Our core business is focused on Class II and Class III gaming.


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Those of us with an eye on MGAM's bottom line focus on another aspect of game class distinction. Every time we sell a Class III player station, MGAM receives one-time revenue of $8,000, and EBITDA of $3,000, but our recurring revenue is only about $1,000 and EBITDA about $900 per year. Contrast that with the latest generation of Class II e-games, including our latest bonanza-style MegaNanza(TM) bingo games and our electronically-aided pull tabs, which are much more profitable. Historically, our revenue and EBITDA has corresponded to the number of player stations we have installed. With Class II games, we have had recurring revenue of about $20,000 and EBITDA of $2,500 per year for every player station installed.

We began designing these Class II e-games after studying the Federal Courts' interpretation of Class II Game definitions. They tell us how much latitude our Class II game developers have in using new technology to design better games. We now have installed our first models of these new-era, electronically aided, Class II e-games at three different facilities in Oklahoma. These games are every bit as profitable for the tribes as Class III video lottery games, slot machines, video poker, or any other gaming player stations, and much more profitable for us.

A quick look at the marketplace shows that we have been making recurring revenue of about $3 per day per Class III player station (we have less than 1,300) and about $55 per day for the older style Class II player stations (we have about 4,000 of those in place). Our recurring EBITDA has been $2.50 per day ($900 per year) per Class III player station and $7 per day ($2,500 per year) for the Class II equipment.

From what we have seen so far, we expect the new Class II e-games will bring revenue of over $100 per day per player station, and our EBITDA will increase to more than $17 per day (more than $6,000 per year per player station). We expect to install about 2,000 of these by the end of FY2001. About half of these will probably be replacements for some of our older Class II machines. Within two years, I believe we will have 5,000 new electronic player stations running our new Class II e-games, earning $6,000 in EBITDA per year per player station. That's more than $30 million in EBITDA per year. I believe the rest of our business will more than cover all of our fixed costs.

This leads me to the Internet and what I wanted to spend some time discussing today. The Internet could allow us to double our EBITDA to as much as $60 million per year by 2002.

News and data on Internet gaming continues to pour in. About a year ago, Bear Stearns estimated that approximately 250 companies share in the ownership, development, and operation of more than 650 Internet gambling sites. The River City Group estimated that Internet gambling revenue for 1999 exceeded $1.2 billion and that it will exceed $3.0 billion by 2002. Moreover, Eugene Christiansen of Christiansen Capital Advisors projected in Michael Pollock's Gaming Industry Observer newsletter that Internet gambling expenditures will top $4.5 billion by 2002.

Now, a study called "What Are the Odds" by Greenfield Online, an Internet research firm, reports that online gaming revenue projections are much smaller than previously reported and most important, many online gamblers have lots of gripes about Web-based casinos. The study found that 60% of the 2,000 people surveyed believe online gambling sites are fixed and that winners are pre-determined and few and far between. According to Rudy Nadilo, president and chief executive for Greenfield Online, "The message of this research is that those behind online gambling sites must do more to win the confidence of people who visit their site."

Multimedia Games, Inc. and some of our tribal customers believe we can develop an e-commerce system (ECOM) for the exclusive use of their respective sovereign nations. This ECOM system will meet a variety of economic development needs specific to the tribes, most important of which will be to assist the tribes in becoming leading suppliers of electronic services to game players, advertisers, retailers and consumers.

The heart of the ECOM system will be a private-channel digital telephone link, a public access Internet link, and a cable TV link within the Betnet infrastructure, Multimedia's multi-channel communications network. Through a newly developed or redesigned tribal web site, we will be able to offer our tribal partners a


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mechanism enabling them not only to advertise the products
sold by their nation, such as tobacco, art, and crafts, but also to position them to better serve their community by offering telephone services (including internet service), shopping agent services, environmental services, relocation services, as well as, and this is important, installing an Agent Player Station (or proxy play station).

The Agent Player Station, or proxy play, will allow players at a tribal gaming facility to play one of MGAM's bingo games on behalf of players who are not present. This proxy play station will not only allow tribal members (and non-tribal customers if so desired) to play games, but also to shop, search, or do research on behalf of people at another reservation or off the reservation. The station, which we have patented, will be a plug-in appliance that links to our Betnet in-hall local area network and the Tribe's web site. One of the first proxy-play games that will be offered on the beta test version of the system will be a high-speed version of our new MegaBingo game.

Why Proxy Play? In July of 1995, the Chairman of the National Indian Gaming Commission (NIGC) informed us that our Native American Owned customers could allow a special Agent to play MegaBingo on behalf of home viewers. He said,

         "The NIGC has considered the question of whether this game is actually being played on Indian Lands. There is no statutory prohibition against the use of agents for the conduct of bingo. Accordingly, the acts of the agent, which occur on Indian lands, are deemed to be the acts of the principal."

After receiving this opinion, MGAM tested proxy play over the Internet for about a year. As I recall, we had players from Greece, Australia, Canada and Germany, as well as the United States. We discussed our Internet activity with the NIGC and they seemed to have no problem with it. The only concern seemed to be political, not legal. One NIGC legal staff member said she saw no problem as long as we did not make any serious amount of money for the tribes. At the same time though, both Missouri and Minnesota took exception to our right to use proxy play on behalf of the people in their states, and together, we and the Attorneys General in those states agreed to let the Federal Courts decide. While we had previously won a Court decision on this issue in Oklahoma, we stopped proxy play after the "MegaMania Bingo raid" of New Year's Eve 1997 simply because the MegaMania case was so important, and we didn't want to be distracted by fighting legal battles on two separate fronts simultaneously.

Since then, in September, 2000, a member of the NIGC staff, who had previously worked for the Justice Department but was not around when we received our initial opinion, wrote a contradictory opinion stating that the person for whom the proxy player is playing must also be on the reservation. Fortunately, case law does not give much credence to a staff member opinion, especially if that opinion contradicts the opinion of the Commission Chairman, as was the case in this example.

Recent Federal decisions in the Ninth and Tenth Circuit Courts regarding MGAM's MegaMania Bingo game clarify the right of Native American operated gaming establishments to run just about any bingo game they want, and to use technology in any way unless clearly prohibited by IGRA. IGRA explicitly instructs the Tribes to use the latest technology on and off the reservation to run bingo games, as long the games are played with cards (paper or electronic) bearing symbols, when objects with similar symbols are drawn or are electronically determined and in which the game is won by the first person covering a previously designated arrangement of symbols on such cards. There are no other restraints.

Meanwhile, Nevada regulators have placed a ban on Internet wagering in that state, but we believe that there is little question that ban will be reversed soon. Even today, most state lotteries are running web sites and a few are allowing game play on the Internet. Horse racing is even being offered over the Internet and on interactive TV in the U.S., and free play games are everywhere on the Internet.


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Most interesting, the Greenfield Online survey found that most Internet gamblers visit multiple betting sites. Our partner and partially owned subsidiary, Gamebay.com, is among the top ten such sites, with the two most popular being Freelotto.com and Gamesville.com. All three of these sites offer free games for prizes. Our site, GameBay.com, has on average more than 200 players online 24 hours per day, while the other two sites have averaged upwards of 2,000 players on line 24-hours per day. The Greenfield survey did not distinguish between free-play games-for-prizes sites or true gambling sites, and we do not believe most players make any distinction except for the size of the prizes and the odds of winning them. Internet consumers value their time as much as their money.

There is no better group of licensed gaming operators to bring gambling to the offshore Internet consumer than Native American gaming operators. Native American-sponsored Internet gambling brings a number of marketing advantages.

         1. The world has confidence that Native American gaming is fair and well regulated.

         2. Native American online bingo games have good brand appeal. Games presently running online across multi-hall private network links on Native American land are already being played, are well known, and are generating large jackpots that are won regularly.

         3. The world marketplace is interested in American products. Native Americans are viewed internationally as attractive, heroic, exotic, and interesting people who command a high degree of sympathy and respect.

In the end, if we and our tribal partners can recruit as few as 200 on-line players 24 hours per day to participate in our high-speed bingo games via the Internet, we will generate an estimated additional revenue of $144,000 per day, from which we could realize an EBITDA of $30,000 per day. Moreover, if we can recruit 600 simultaneous players on-line for 24 hours per day, we could realize a $30 million dollar per year increase in EBITDA.

Clearly, there is tremendous uncertainty in this vision of the future that I have painted for MGAM here today. New laws significantly changing IGRA's intent to expand commercial gambling by using the latest technology on and off Indian land could reverse the entire structure of Native American gaming. Still, I doubt if a divided Congress will expend much energy on such a difficult and dubious task.

There is no question in my mind that America's gaming tribes need to focus their activities on one task - capitalizing on the new court-established definition of Class II gaming. I realize that they might not feel they have the resources to fight the political battle of Internet gaming while defending the laws defining Class II gaming.

In today's rapidly changing environment, it is very difficult to predict the future. What I have set out to do here is to first describe our present status, and then give my forward-looking views on the Internet, tribal gaming and Multimedia Games and how by using their convergence, we can pursue and take advantage of new market opportunities. One thing that is certain is that we, the MGAM management team, believe the Company is seriously under-valued. That said, our board has authorized management to buy back our stock. We are buying back our stock. And we expect to continue to do so for some time.



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